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                            DURAMED PHARMACEUTICALS, INC.
                                    EXHIBIT (11)
                  STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                                    Three months ended                      Nine months ended
                                                       September 30,                          September 30,
                                                  1995               1994                1995               1994
                                              ------------------------------         ------------------------------
Primary:
Weighted average common shares
     outstanding                                8,050,367          7,842,291           8,015,820          7,785,549
Net effect of preferred shares
     converted to common shares -
     based on the treasury stock
     method using the average
     market price                                 746,590            718,854             746,590            710,859
Net effect of dilutive stock
     options and warrants - based
     on the treasury stock method
     using the average market price             1,885,300          1,844,586           1,933,815          1,712,988
                                              -----------        -----------         -----------        -----------

Totals                                         10,682,257         10,405,731          10,696,225         10,209,396
                                              ===========        ===========         ===========        ===========

Net income                                    $   317,207        $ 1,712,163         $ 1,958,038        $ 4,406,890
                                              ===========        ===========         ===========        ===========

Per share amount                              $       .03        $       .16         $       .18        $       .43
                                              ===========        ===========         ===========        ===========

Fully diluted:
Weighted average common
     shares outstanding                         8,050,367          7,842,291           8,015,820          7,785,549
Net effect of preferred shares
     converted to common shares -
     based on the treasury stock
     method using the quarter-end
     market price                                 746,590            727,968             746,590            727,968
Net effect of dilutive stock
     options and warrants - based on
     the treasury stock method using
     the quarter-average market price           1,885,300          2,042,172           1,933,815          2,084,582
                                              -----------        -----------         -----------        -----------

Totals                                         10,682,257         10,612,431          10,696,225         10,598,099
                                              ===========        ===========         ===========        ===========

Net income                                    $   317,207        $ 1,712,163         $ 1,958,037        $ 4,406,890
                                              ===========        ===========         ===========        ===========

Per share amount                              $       .03        $       .16         $       .18        $       .42
                                              ===========        ===========         ===========        ===========
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